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                                                                   EXHIBIT 11



                             TELECHIPS CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE
                    (in thousands, except per share amounts)


                                                      Three months ended
                                                            March 31,
                                                    ----------------------
                                                     1997           1996
                                                     ----           ----
Weighted average common shares outstanding             868            131

Shares, warrants and options treated as
  common shares equivalent pursuant to SEC
  Staff Accounting Bulletin Topic 4d                   113            113
                                                    ------         ------

Total common and common equivalent shares              981            244
                                                    ======         ======

Net loss                                            $2,846         $  988
                                                    ======         ======

Loss per common and common
  equivalent shares                                 $(2.90)        $(4.05)
                                                    ======         ======